Exhibit 10.1

DESCRIPTION OF DIRECTORS AND
NAMED EXECUTIVE OFFICERS COMPENSATION

In accordance with the “Frequently Asked Questions” bulletin posted by the staff of the Division of Corporation Finance of the Securities and Exchange Commission on November 23, 2004 on the Securities and Exchange Commission’s website, we are disclosing the following information that the Securities and Exchange Commission may deem to be material definitive agreements with our directors and executive officers.

Bancorp does not compensate its directors.  Each director of Bancorp is also a director of the Bank.  Meetings of the directors of Bancorp are held immediately before or after meetings of the directors of the Bank. In 2008, non-employee directors of the Bank will receive $2,300 per attended meeting, with the Vice-Chairman receiving $5,500 per attended meeting. In addition, each non-employee committee member will receive the following: $300 per Compliance Committee meeting; $625 per Audit and Examining Committee meeting; $880 per Compensation Committee meeting; $800 per Corporate Governance Committee meeting; and $880 per Audit and Examining Committee meeting.  The Chairman of the committees will receive a fee of up to $270 per committee meeting.  The Board members receive no additional compensation for acting as the Nominating Committee.

We have not entered into employment agreements with any of the executive officers, who are employed on an at-will basis.  In 2008, the Bank’s executive officers will earn the annual base salaries set forth opposite their names below and will be entitled to a bonus, if any, as determined by the Compensation Committee:

Name	Title	2008 Salary
Alan J. Hyatt	President and Chief Executive Officer	$325,000
S. Scott Kirkley	Executive Vice President, Secretary and Treasurer	$245,000
Thomas G. Bevivino	Executive Vice President and Chief Financial Officer	$179,000

The executive officers are entitled to participate in the Bank’s 401(k) Plan and in an Employee Stock Ownership Plan.  The Bank makes a matching contribution of 50% of each executive officer’s 401(k) Plan contribution up to 6% of such executive officer’s salary, and an additional non-matching contribution at the discretion of the Board of Directors.  In addition, the Bank pays the health insurance premiums for Mr. Kirkley and Mr. Bevivino.